February 26, 1996


VIA EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

RE:     Variable Annuity Account One
        First SunAmerica Life Insurance Company
        File Nos. 33-39888 and 811-6313

Ladies and Gentlemen:

        Based on a review of the relevant documents and materials and on the basis of available information, the undersigned is of the opinion that the securities issued during the fiscal year ended December 31, 1995 by Variable Annuity Account One were legally issued, fully paid and non-assessable.

        I am a member of the Bar of the State of California and the foregoing opinion is limited to the laws of the State of California and the federal laws of the United States of America.





Very truly yours,

/s/ SUSAN L. HARRIS

Susan L. Harris
Senior Vice President,
 General Counsel and Secretary